Exhibit 99.1

DEPARTMENT OF HEALTH & HUMAN SERVICES	Public Health Service
Food and Drug Administration 10903 New Hampshire Avenue Document Control Center - WO66-G609 Silver Spring, MD 20993-0002

September 8, 2017

Aethlon Medical, Inc.

℅ Ronald S. Warren

Senior Director Regulatory Affairs

Experien Group, LLC

224 Airport Parkway, Suite 250

San Jose, CA 95110

Re:	Q171414
Trade/Device Name: Aethlon Hemopurifier
Received: August 14, 2017

Dear Ronald S. Warren:

The Center for Devices and Radiological Health (CDRH) of the Food and Drug Administration (FDA) has received the above submission dated August 11, 2017, including your request for Expedited Access Pathway (EAP) designation. The proposed indications for use includes "The Hemopurifier is a single-use device indicated for the treatment of life-threatening highly glycosylated viruses that are not addressed with an approved treatment." We are pleased to inform you that your combination product and proposed indication for use meets the criteria and has been granted EAP designation. Please refer to the guidance entitled, "Expedited Access for Premarket Approval and De Novo Medical Devices Intended for Unmet Medical Need for Life Threatening or Irreversibly Debilitating Diseases or Conditions" available at http://www.fda.gov/downloads/MedicalDevices/DeviceRegulationandGuidance/GuidanceDocu ments/UCM393978.pdf and section 3051 of the 21st Century Cures Act for additional information. As noted in the EAP Guidance, "Combination products may raise unique scientific and regulatory challenges."

We recommend you use the Pre-Submission review process, as described in the Pre-Submission guidance, to request any additional feedback from FDA on any issues related to this submission. When submitting any new requests, please reference Q171414. Any new submission should include two copies (one hardcopy and a valid ecopy), the FDA reference number for this submission, and should be submitted to the following address:

U.S. Food and Drug Administration

Center for Devices and Radiological Health

IDE Document Control Center - WO66-G609

10903 New Hampshire Avenue

Silver Spring, MD 20993-0002

You are reminded that it is imperative that the information used to support a premarket submission meets the requirements of valid scientific evidence (21 CFR 860.7). You are further advised that the granting of EAP designation and priority review does not guarantee that the application will ultimately be approved.

If you have any questions, please contact Elizabeth Gonzalez, Ph.D. at (301) 796-6826 or Elizabeth.Gonzalez@fda.hhs.gov.

Sincerely,

/s/ Joyce M. Whang - S
for
Benjamin R. Fisher, Ph.D.
Director
Division of Reproductive, Gastro-Renal,
and Urological Devices
Office of Device Evaluation
Center for Devices and Radiological Health